Exhibit 10.26

June 2, 2020

Colin Hindman

3130 Stoney Creek Rd.

Oakland, MI 48363

Dear Mr. Hindman,

On behalf of The Shyft Group, Inc. (the “Company”) we would be pleased if you would join our Shyft Group team.

This letter is to confirm an offer of employment with the Company in the position Chief Human Resource Officer, reporting to Daryl Adams, President and CEO.

The following outlines the components of our offer of employment:

1. Base Salary - Your bi-weekly base salary will be $12,115.38 which annualized equals $315,000.

2. Incentive Compensation - You are approved to participate in the The Shyft Group, Inc., Leadership Team Compensation Plan (the “Plan”), for the current performance year. Participation in one performance year does not guarantee participation in a subsequent performance year, as the Plan is discretionary as approved by the President and Chief Executive Officer and Human Resources & Compensation Committee (the “Committee”). There are two sub-elements of the Plan as set forth below:

a. Annual Incentive Compensation Element of the Plan - This incentive bonus is based upon the Company’s overall financial performance, and performance relative to operational objectives. The target level for this bonus in your position (Tier 1) is 60% of your annual base salary. The actual payout depends on the company’s financial performance and your individual achievement of goals and objectives. The first year will be prorated.

b. Long-Term Incentive Compensation Element of the Plan - Discretionary equity awards are to be granted by the Committee on an annual basis. Restricted Stock Unit (“RSU”) and Performance Stock Unit (“PSU”) grants are awarded solely within the discretion of the Committee, and are not guaranteed.

Your Long-Term Incentive Compensation is based on your level within the Plan. For your position, the Long-Term Compensation Bonus Target Percentage is 70% of your annual base salary. Notwithstanding the foregoing, the final Long-Term Compensation Bonus Percentage is subject to annual review, approval and discretion by the Committee. The first year (the 2020 through 2022 performance period) will be prorated.

The grants described above are subject to the terms of the Plan and applicable award agreements.

3. Sign-on Bonus Equity - You will receive a sign-on bonus of 10,000 shares of Shyft Group Restricted Stock (“RS”) which will be granted effective on or around your start date (subject to start date anticipated to be between 15 June and 1 July 2020). These shares will be subject to pro-rata vesting with three tranches vesting 33% per year for the three (3) years following the award. In order to receive each tranche of restricted shares, you must be employed at the time of vesting. The grants described above are subject to the terms of the Plan and applicable award agreements.

Sign-on Bonus Cash - You will receive a sign-on bonus in cash of $100,000 (gross amount) which will be paid on the first pay period after your start date. This sign-on bonus is in lieu of the 2019 and 2020 cash bonus opportunities from your current employer. If you are separated from the company with cause or resign your employment, the sign-on bonus (cash portion) is subject to repayment by you to the company as follows: (1) if such separation or resignation occurs within one year or less, you must repay the entire amount of the bonus; or (2) if such separation or resignation occurs within two years or less, but after you have been employed for more than one year, you must repay one-half of the amount of the bonus. If repayment is necessary, such amount shall be paid in cash to the company within 10 days after demand.

4. Vacation - You will receive four (4) weeks of vacation annually. The Shyft Group’s vacation accrual starts on January 1, and ends on December 31, of the calendar year. You will accrue at 3.08 hours per week. If your employment ends within one year of your date of hire (with or without cause), you will not be paid for unused vacation.

5. Health and Welfare Benefits - You also may elect selected medical benefits upon your date of hire, subject to a customary waiting period. The Shyft Group offers one PPO plan and two different High Deductible Plans with optional HSAs. There are also dental and vision plans available in addition to the health plan offerings. A brochure of Company benefits offerings will be provided.

As a Tier 1 employee, you may also elect to have Executive Concierge Medical & Supplemental Benefits.

6. Retirement Plan - You will also be automatically enrolled at 3% in The Shyft Group Retirement Plan, a 401(k) Plan, the first day of the month following sixty (60) days of employment. The Shyft Group matches 50% of the associate’s contribution up to the first 6%. If you have an existing balance in a 401(k) plan and wish to roll it over, information can be obtained from our Human Resources Department.

7. Non-compete - Due to your role within The Shyft Group, your employment will be conditioned upon your signing a standard non-compete agreement with typical covenants no later than your start date, pursuant to the terms of a separate agreement.

8. Severance – If you are separated from the Company without cause you will receive a twelve (12) month severance of your then-current base salary pursuant to the terms of a separate agreement.

9. Relocation and Office Location – As you live in the Metro Detroit area, relocation is not applicable. Your office will be at The Shyft Group headquarters in Novi.

This letter is not an employment contract. Your employment with the Company will be “at will,” meaning that either you or the Company will be entitled to terminate your employment at any time and for any reason, with or without cause and with or without notice, without liability to you other than as expressly provided in this offer. If you agree to the terms of this offer and commence employment, a contract of employment is not created. Any contrary representations, which may have been made to you, are superseded by this offer. This is the full and complete outline of your offer between you and the Company regarding employment. Although your job duties, title, compensation and benefits, as well as the Company personnel policies and procedures, may change from time to time (subject to your rights hereunder in any such event), the “at will” nature of your employment may only be changed in an express written agreement signed by you and a duly authorized member of Management.

By signing this offer, you represent and warrant to the Company that you are under no contractual commitments inconsistent with your obligations to the Company. While you are a full-time employee of the Company, you will abide by your duty of loyalty to the Company and will devote your full time, energy and attention to the interests of the Company, subject to your devotion of time to manage your personal assets and investments, to participate in charitable, professional and community activities, provided such devotion of time does not materially interfere with your service to the Company.

As we discussed, all of these elements of your offer are subject to you beginning your employment with The Shyft Group on a mutually agreeable date.

The Shyft Group has a Confidentiality Agreement and background check form that will require your signature and this job offer is pending and conditioned on the results of this check (already completed as of the date of this letter).

The Shyft Group, Inc. is a drug-free workplace and tobacco-free campus. In support of these initiatives, you will be subject to random drug testing during the first year of your employment.

The final terms of your employment shall be subject to the advance approval of the The Shyft Group Human Resources and Compensation Committee.

If the above terms and conditions of our offer of employment are acceptable, please place your signature, date below, and return a scanned copy to my attention. Also, please mail the originally signed letter to my attention.

If you have any questions concerning this letter, please do not hesitate to contact me through my contact information previously supplied.

Lastly, in anticipation of your acknowledgment of this offer, we wish you every success as you join The Shyft Group team. Acknowledgment is requested in accordance with dates that have been discussed with you.

Sincerely,

THE SHYFT GROUP, INC.

/s/ Daryl M. Adams

  By: Daryl M. Adams

  Its: President and CEO

Acknowledged and agreed to the 4th day of June, 2020.

/s/ Colin Hindman
Signature